Exhibit 10.15

EMPLOYEE COVENANTS AGREEMENT

EMPLOYEE COVENANTS AGREEMENT (the “Agreement”), dated as of October 2, 2018, by and between EBS Enterprises, LLC. (the “Company”) and the person identified as “Employee” on the signature page hereof (“Employee”).

WHEREAS, Employee has been offered employment with the Company pursuant to an employment agreement, of even date herewith, by and between Employee and the Company (the “Employment Agreement”); and

WHEREAS, Employee’s execution, delivery and performance of this Agreement is an inducement to the Company in extending such offer of employment to Employee.

IN CONSIDERATION of the foregoing and the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.             Employment. Employee acknowledges and agrees that Employee’s employment by the Company, including the compensation and benefits afforded to Employee in connection with that employment, is sufficient consideration for Employee’s obligations hereunder.

2.             Confidentiality. For purposes of this Agreement, “Confidential Company Information” means all information, whether or not in writing, concerning the business, business relationships or financial affairs of the Company or any Managed Practice (as defined below) or any of their respective subsidiaries or affiliates (collectively, the “Company Group”) which has not entered the public domain (other than by failure of Employee to fully perform Employee’s obligations under this Agreement), and includes (i) corporate information, including trade secrets, know-how, show-how, plans, strategies, methods, contracts, policies, resolutions, negotiations or litigation; (ii) services offered or provided and marketing information, including development plans and opportunities, strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or customer pricing, market analyses or projections; (iii) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, inventions, improvements, concepts and ideas; (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents; and (vi) information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information. For purposes of this Agreement, the terms “includes”, “including” and similar variations thereof are intended to be illustrative, and any illustrative items that follow any such terms shall not be limited to such illustrative items. “Confidential Company Information” does not include the general skills and experience gained by Employee during Employee’s employment and involvement with the Company that Employee could reasonably have been expected to acquire as a result of such employment and involvement. “Managed Practice” means Elite Body Sculpture, P.C., Madison Avenue Medical PLLC, EBS Illinois, LLC, EBS - Texas, LLC, EBS Georgia, LLC and any other corporation, limited liability company, partnership or association that is party to a management services agreement or similar agreement with the Company or any of the Company’s affiliates for the rendering of certain management services and other related services by the Company or any of the Company’s affiliates.

Employee agrees that:

(a)                While working for the Company, Employee may develop, acquire, have access to and/or otherwise have knowledge of Confidential Company Information.

(b)                Confidential Company Information is and will continue to be the sole and exclusive property of the Company (or the applicable member of the Company Group).

(c)                Employee will use Confidential Company Information only in the performance of Employee’s duties for the Company Group. Employee will not use Confidential Company Information at any time (during or after Employee’s employment with the Company) for Employee’s personal benefit, for the benefit of any other person, or in any manner adverse to the interests of the Company Group or its customers, vendors or other business partners, in each case unless approved in advance in writing by the Company, which approval can be withheld in the Company’s sole and absolute discretion.

(d)                Employee will not disclose Confidential Company Information at any time (during or after Employee’s employment with the Company) except (x) as such disclosure may be required in connection with Employee’s service to the Company, (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information or (z) as approved in advance in writing by the Company, which approval can be withheld in the Company’s sole and absolute discretion. Employee agrees to provide the Company advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Employee from disclosing Confidential Company Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit Employee from exercising any protected right afforded Employee under applicable law. Employee furthermore acknowledges that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) Employee makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney or accountant and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) Employee makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal, to the extent permitted by applicable law.

(e)                Employee will safeguard Confidential Company Information by taking all commercially reasonable steps and shall abide by all policies and procedures of the Company Group and its customers, vendors and other business partners in effect from time to time (with respect to such customers, vendors and other business partners, to the extent provided to the Company), regarding storage, copying, destroying, publication or posting, or handling of such Confidential Company Information, in whatever medium or format that Confidential Company Information takes.

(f)                 When Employee’s employment relationship with the Company ends for any reason, or earlier if requested by the Company, Employee will immediately return to the Company all materials containing or relating to Confidential Company Information and, except as the Company may, in its sole discretion, expressly permit in writing, all equipment provided to Employee by the Company during Employee’s employment, including without limitation all computers, laptops, cellular telephones, printers, facsimile machines and scanners. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company Group, its customers, vendors or other business partners or their respective affiliates.

(g)                Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, Employee agrees to keep the terms and conditions of this Agreement strictly confidential, provided Employee may disclose this Agreement to his or her immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on Employee’s conduct imposed by the provisions of this Agreement, who, in each case, agree to keep such information confidential.

3.          Contributions and Inventions.

(a)             The term “Covered Contributions and Inventions” means:

(i) inventions, ideas, formulae, works, modifications, processes, discoveries, techniques, designs, methods, trade secrets, technical specifications and data, know-how, show-how, concepts, expressions, creations, improvements, works of authorship, ideas and other developments, whether or not they are patentable or copyrightable or subject to analogous protection and regardless of their form or state of development, of any kind that are or were, since the date of commencement of Employee’s employment with the Company, conceived, created, developed or reduced to practice by Employee, alone or with others, that (i) are conceived during regular working hours or at Employee’s place of work, whether located at Company, affiliate, or customer facilities, or (ii) relate to or as used in or reasonably likely to be used in the Business (as defined below) at the time of such conception, creation, development or reduction to practice (and such conception, creation, development or reduction to practice occurs while Employee remains an employee of the Company) or result from tasks assigned to Employee by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

(ii) any and all patents, patent applications, copyrights, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(iii) The term “Covered Contributions and Inventions” specifically excludes any inventions Employee developed entirely on Employee’s own time without using Company equipment, supplies, facilities, or trade secret information unless the invention relates to the Business.

(iv) The term “Business” means (A) offering or providing minimally invasive physical fat removal and/or transfer procedures, including but not limited to such services as conducted or offered by any member of the Company Group as of the date hereof, and any other fat removal and/or transfer services or procedures contemplated to be conducted or offered by any Company Group member as of the date hereof, or the provision of any administrative, management, business, consulting, marketing or other support services with respect to the foregoing and (B) any other business of any member of the Company Group as conducted on or prior to the date of Employee’s termination of employment with the Company.

(b)             With respect to Covered Contributions and Inventions, Employee agrees that:

(i)             Employee will disclose all Covered Contributions and Inventions promptly to the Company. Employee will not disclose any Covered Contributions and Inventions to anyone other than authorized personnel of the Company.

(ii)             Employee will keep full and complete written records (the “Records”) in the manner prescribed by the Company of all Covered Contributions and Inventions. The Records shall be the sole and exclusive property of the Company, and Employee will surrender them upon the termination of employment, or upon the Company’s request.

(iii)             All Covered Contributions and Inventions will belong solely to the Company from conception as “works made for hire” (as that term is used under U.S. copyright law) or otherwise. To the extent that title to any Covered Contributions and Inventions does not, by operation of law, vest in the Company, Employee hereby irrevocably assigns to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, industrial design rights, trademarks and copyrights, that Employee may have or may acquire in and to such Covered Contributions and Inventions, benefits and/or rights resulting therefrom, and agrees to promptly execute any further specific assignments related to such Covered Contributions and Inventions, benefits and/or rights at the request of the Company. Employee hereby irrevocably waives all unassignable rights in the Covered Contributions and Inventions including, without limitation, all moral rights, for the entire term of such rights, in favor of the Company and its licensees, successors and assigns. If Employee has any rights in the Covered Contributions and Inventions that cannot be assigned in the manner described herein, Employee agrees to unconditionally waive the enforcement of such rights. To the extent permitted by law, Employee hereby waives any and all currently existing and future monetary rights in and to the Covered Contributions and Inventions, including, without limitation, any rights that would otherwise accrue to Employee’s benefit by virtue of Employee being an employee of or other service provider to the Company.

(vi)             Employee will assist the Company in obtaining, maintaining and enforcing patent, industrial design, copyright, trademark, mask works and other appropriate protection for all Covered Contributions and Inventions in all countries, at the Company’s expense. If Employee is requested by the Company to render such assistance after the termination of employment, Employee will be entitled to a fair and reasonable rate of compensation for Employee’s assistance, and to reimbursement of reasonable expenses incurred at the Company’s request relating to such assistance. In the event that the Company is unable to secure Employee’s signature after reasonable effort in connection with any patent, industrial design, trademark, copyright, mask work or other similar protection relating to any Covered Contribution and Invention, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in fact, to act for and on Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, industrial designs, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Employee.

4.             Company Access Codes; Passwords. Any social media or other accounts that Employee opens or handles on the Company Group’s behalf constitute Company property. Employee shall provide all access codes, passcodes, and administrator rights to the Company promptly upon the Company’s request during or after Employee’s employment by the Company.

5.             Non-Competition; Non-Solicitation. In order to protect the legitimate business interests of the Company, including protection of Confidential Company Information, customer relationships and goodwill, Employee agrees that during the period beginning on the initial date of Employee’s employment by the Company under the terms of the Employment Agreement and ending nine (9) months after termination of Employee’s employment with the Company for any reason (the “Restricted Period”), Employee will not, without the express prior written consent of the Company, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, employee, consultant, agent, founder, co-venture partner, independent contractor, investor, lender, or otherwise, in any geographic location where the Company Group’s employees or customers are located or in which Employee provided services to the Company:

(a)                 become employed by, engage, participate or invest in any Competing Business (as defined herein). For purposes of this Agreement, a “Competing Business” means any person or entity, other than the Company, that engages in any aspect of the Business. Notwithstanding the foregoing, the foregoing shall not prohibit any investment by Employee in publicly traded stock of a company representing less than two percent of the stock of such company;

(b)                solicit, induce, or knowingly assist any third person in soliciting or inducing any person that is (or was at any time within the six (6) months immediately preceding the termination of Employee’s employment) an employee, consultant, independent contractor or agent of the Company Group, to leave the employment of the Company Group or cease performing services as an independent contractor, consultant or agent of the Company Group;

(c)                hire, engage, or knowingly assist any third party in hiring or engaging, any individual that is (or was at any time within six (6) months immediately preceding the termination of Employee’s employment) an employee, consultant, independent contractor or agent of the Company Group;

(d)                endeavor to cause any person who at the date of termination of Employee’s employment or at any time during the six (6) months immediately prior to such termination was (or would reasonably have been expected to have been) known by Employee to be a supplier to the Company Group to either cease to supply the Company or materially alter the terms of such supply in a manner detrimental to the Company Group; or

(e)                other than for the benefit of the Company Group, solicit for the purpose of providing products or services to a Competing Business, interfere with the Company Group’s relationships with, or endeavor to entice away from the Company Group for a Competing Business, any person or entity that is or was (at any time during the twelve (12) months immediately preceding Employee’s termination of employment with the Company), a Customer or Prospective Customer, where: (i) a “Customer” is any party who was party to an agreement with the Company Group or to whom any member of the Company Group provided goods or services and (ii) a “Prospective Customer” is any individual or entity with respect to whom or which the Company Group was engaged in solicitation or negotiations and in which solicitation Employee was in any way involved or of which Employee otherwise had any knowledge or should have had any knowledge.

(f)                 Notwithstanding any of the foregoing and for the avoidance of doubt, (i) general solicitations (e.g., internet, television, newspaper advertisement, email blast or posting) not targeted at employees or former employees of the Company shall not be in violation of this Section 5, (ii) Employee’s ownership of or performing services to a Managed Practice will not be a violation of this Section 5, and (ii) Section 5(a) shall not apply to services rendered by Employee in California after the date of Employee’s termination of employment with the Company.

6.             Non-Disparagement. Employee agrees and covenants that Employee will not at any time (during Employee’s employment with the Company or for the two-year period after termination of Employee’s employment with the Company) disparage the reputation of the Company Group or any of its or their respective officers, directors, employees or agents. The Company agrees that during Employee’s employment and, during the two-year period after termination of Employee’s employment with the Company, the Company shall not make any disparaging statements about Employee and shall cause its directors and executive officers not to make any disparaging statements about Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.             Obligations to Prior Employers or Others. Employee does not have any non-disclosure, non-compete or other obligations, including obligations that may conflict with Employee’s obligations under Section 3, to any previous employer or other person or entity that would conflict with his or her obligations under this Agreement or the performance of his or her duties for the Company.

8.             Remedies Upon Breach.

(a)                Employee agrees that the restrictions contained in Sections 2,  3,  4,  5 and 6 of this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and will survive the termination of Employee’s employment. Employee agrees that the restrictions contained in this Agreement will not prevent Employee from earning a livelihood during the applicable period of restriction. Employee agrees that in any action seeking specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(b)                Employee further agrees that in the event of Employee’s breach or threatened breach of any of the provisions of Sections 2,  3,  4,  5 and 6 of this Agreement, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Employee agrees that in the event of a breach or threatened breach of any of those provisions, in addition to such other remedies that the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, as well as an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach. Employee further covenants that Employee shall be responsible for payment of documented reasonable out-of-pocket fees and expenses of any member of the Company Group’s attorneys and experts, as well as any member of the Company Group’s documented reasonable out-of-pocket court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of Employee’s actual breach of the material provisions of this Agreement.

9.             Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Employee agrees that while employed by, or providing services to, the Company and during the two (2) year period thereafter, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of all claims that may be made against the Company Group, and will reasonably assist the Company Group in the prosecution of all claims that may be made by the Company Group, to the extent that such claims may relate to the period of Employee’s employment or service with the Company. Where permitted by law, Employee agrees to promptly inform the Company if Employee becomes aware during or after employment with the Company of any lawsuit involving such claims that has been filed or threatened against the Company Group. Employee also agrees to promptly inform the Company (to the extent that Employee is legally permitted to do so) if Employee is asked in writing to assist in any investigation of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation. If Employee is requested by the Company to render such assistance after the termination of employment, Employee will be entitled to a fair and reasonable rate of compensation for Employee’s assistance. Upon presentation of appropriate documentation, the Company shall, to the extent permitted by law, reimburse Employee for all documented reasonable out-of-pocket travel, duplicating, legal or telephonic expenses reasonably incurred by Employee in complying with this Section 9. This Section 9 does not limit Employee from exercising any protected right afforded Employee under applicable law.

10.           Survival and Assignment by the Company. Employee understands that Employee’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in Employee’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Employee further understands that Employee’s obligations under this Agreement will continue following the termination of Employee’s employment in accordance with its express terms regardless of the manner of such termination and will be binding upon Employee’s heirs, executors and administrators. Employee understands and agrees that the Company has the right to assign this Agreement to its successors and assigns (including, without limitation, a purchaser of all or substantially all of the assets of the Company). Employee may not assign or delegate Employee’s duties under this Agreement, without the prior written consent of the Company.

11.           Disclosure to Future Employers. During the Restricted Period, Employee will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

12.           Governing Law. This Agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), Employee hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of any United States District Court in Florida and any state court in the state of Florida, in each case located in Miami, Florida (and of the appropriate appellate courts from any of the foregoing), in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waives, to the fullest extent permitted by law, any objection that Employee may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) irrevocably waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH A PROCEEDING, (e) covenants that Employee will not, directly or indirectly, commence any Proceeding other than in such courts and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this Agreement.

13.             Severability. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. This Agreement is to be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this Agreement shall be deemed a series of separate covenants and restrictions in each jurisdiction in which this Agreement is sought to be enforced. If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in this Agreement, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding in such jurisdiction to the extent permissible, to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding in each other jurisdiction to which this Agreement applies.

14.           Entire Agreement. This Agreement, and the Employment Agreement, by and between Employee and the Company, shall constitute the entire agreement between the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters. In the event of any conflict between this Agreement and the terms of any other agreement between Employee, on the one hand, and the Company or any of the Company’s affiliates, on the other hand, the agreement containing the more restrictive terms shall prevail with respect to such conflict.

15.           Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.           Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and will be deemed to have been duly given: (a) on the date of delivery, if delivered by hand; (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, provided, that, on such date, delivery is also effected pursuant to subclause (c); (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service; or (d) on the date of receipt by the receiving party if sent by United States registered or certified mail, first-class mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee at the name and address set forth on the signature page hereof.

If to the Company:

c/o EBS Parent LLC

428 Greenwich Street Townhouse

New York, NY 10013

Attention: Adam Feinstein

Telephone: (646) 847-2438

Facsimile: (646)403-4627

Email: adam@vscpllc.com

with copies (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven E. Siesser, Esq.

Telephone: (212) 204-8688

Facsimile: (973) 597-2507

Email: ssiesser@lowenstein.com

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.           Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

18.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Review. Employee represents and warrants that: (i) Employee has read this Agreement and understands all the terms and conditions hereof; (ii) Employee has entered into this Agreement of Employee’s own free will and volition; (iii) Employee has been advised by the Company that this Agreement is a legally binding contract and that Employee should seek Employee’s own independent lawyer to review it, including, but not limited to, the jury waiver set forth in Section 12; (iv) Employee has been afforded ample opportunity to consult with Employee’s own lawyer regarding this Agreement; and (v) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for Employee’s continued employment by the Company, and the compensation and benefits afforded to Employee in connection with that continued employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

EBS Enterprises LLC

By:	/s/ Adam Feinstein
Name: Adam Feinstein
Title: President

EMPLOYEE

Dr. Aaron Rollins:
Address for notices:
Signature:
Name:

[Signature Page to Dr. Rollins Covenant Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

EBS Enterprises LLC

By:
Name:
Title:

EMPLOYEE

Dr. Aaron Rollins:
Address for notices:
Signature:	/s/ Aaron Rollins	503 e dilido drive
Name:	Dr. Aaron Rollins	Miami Beach Florida
33139